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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

          METROMEDIA INTERNATIONAL GROUP'S NINGBO YA MEI JOINT VENTURE
                       RECEIVES NOTICE OF PROJECT STATUS

NEW YORK, August 4, 1999 - Metromedia International Group, Inc. (AMEX:MMG) today announced that it had received notification from China Unicom stating that a department of the Chinese government had requested termination of one of its four joint telecommunications projects. The notification letter from China Unicom requested that negotiations begin immediately regarding the amounts to be paid to Metromedia International's joint venture, including return of investment made and appropriate compensation and other matters related to the winding up of the joint venture's activities as a result of this notice. Representatives of Metromedia International have commenced negotiations with representatives of China Unicom on the amount of the compensation and terms of the resolution of all issues between the parties and as a result, Metromedia International cannot currently determine the amount of compensation its joint venture will receive.

While the notification letter involved only the Company's joint venture in the Ningbo City, Metromedia International expects that the other three telecommunications projects in which it has invested will receive similar letters. The Company's Ningbo City project, Ningbo Ya Mei Telecommunications, Ltd., provides equipment, financing and technical services to China Unicom in support of its GSM cellular operations in Ningbo City, China.

Stuart Subotnick, Metromedia International Group's President and Chief Executive Officer stated, "We have been saying for some time that the Chinese government has been examining the manner in which foreign investors have structured their investments with China Unicom. With the notification from the Chinese government on the Ningbo City project, we expect that our other three telecommunications projects will be wound up in due course. We understand that other companies with foreign investors involved in telecommunications projects with China Unicom are receiving similar notification from China Unicom. We are still evaluating other investment opportunities in communications and electronic commerce in China. As you know, we recently announced a new China joint venture to develop and operate an e-commerce system."

Discussion of the terms of the conclusion of the joint venture have just commenced. The Company cannot yet predict the effect of the Ningbo Ya Mei negotiations and the expected winding up of the Company's other three telephony-related joint ventures. Negotiations, if adversely concluded, could have a materially negative effect on the Company's financial position and operating results. Depending on the amount of compensation, the Company may have to record a non-cash charge that will reduce the carrying value of the goodwill associated with its telecommunications joint ventures in China. The goodwill balance at June 30, 1999 was approximately $63 million.
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           METROMEDIA INTERNATIONAL GROUP THIRD QUARTER 1997 RESULTS      Page 2

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiary, Metromedia International Telecommunications, Inc., the Company owns and operates communications and media businesses in Eastern Europe, the Republics of the former Soviet Union and other emerging markets. These businesses include wireless and wired cable television stations; a variety of telephone operations including GSM cellular, international toll calling, fixed wireless local loop and trunk mobile radio; FM radio stations; and radio paging operations. Through its approximately 58% ownership of Metromedia China Corp., MITI operates ventures supporting Public Switched Telephone Networks and GSM systems in China.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC AND BUSINESS CONDITIONS, COMPETITION, CHANGES IN TECHNOLOGY AND METHODS OF MARKETING, AND VARIOUS OTHER FACTORS BEYOND THE COMPANY'S CONTROL. THIS ALSO INCLUDES SUCH FACTORS AS ARE DESCRIBED FROM TIME TO TIME IN THE SEC REPORTS FILED BY METROMEDIA INTERNATIONAL GROUP, INC., INCLUDING ITS MOST RECENTLY FILED FROM 10-K AND 10-Q.

Contact:  Ellen Strahs Fader
       Vice President, Investor Relations
       212-606-4389

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